Aames Mortgage Trust 2002-2

Mortgage Pass-Through Certificates

Series 2002-2

Credit Enhancement Report for April 25, 2003 Distribution
Credit Enhancement Report
ACCOUNTS	GROUP 2	GROUP 1	TOTAL
SPACE INTENTIONALLY LEFT BLANK

INSURANCE	GROUP 2	GROUP 1	TOTAL

PMI Premiums	(414.75)	(4,816.70)	(5,231.45)

STRUCTURAL FEATURES	GROUP 2	GROUP 1	TOTAL

Overcollateralization Amount			2,635,765.57
Overcollateralization Requirement			10,389,564.34
Excess Interest			686,073.55

Page 11 of 27	© COPYRIGHT 2003 Deutsche Bank